Exhibit 10.6

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”) is made and entered into as of October 31, 2013, by and among CLCH, LLC, an Alaska limited liability company, Seismic Management Holdings Inc., an Alberta corporation, and Brent Whiteley (each, a “Holder” and collectively, the “Holders”), and SAExploration Holdings, Inc., a Delaware corporation formerly named Trio Merger Corp. (the “Company”).

WHEREAS, the Holders, among others, were stockholders of the Delaware corporation formerly known as SAExploration Holdings, Inc. (“Former SAE”), which merged with and into Trio Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company now known as SAExploration Sub, Inc., on June 24, 2013 (the “Merger”); and

WHEREAS, in connection with the Merger, the Company issued an Unsecured Promissory Note in the original principal amount of $17,500,000 to CLCH, LLC, as representative of the former stockholders of Former SAE (the “Note”); and

WHEREAS, the Company is a party to a Credit Agreement dated as of November 28, 2012, with SAExploration Sub, Inc., SAExploration, Inc., SAExploration Seismic Services (US), LLC, NES, LLC, the lenders party thereto (the “Lenders”), and MC Admin Co LLC, as Administrative Agent, as amended by an Amendment No. 1 dated as of December 5, 2012, an Amendment No. 2 and Consent dated as of June 24, 2013, and an Amendment No. 3 dated as of October 31, 2013 (such Credit Agreement as amended, the “Credit Agreement”); and

WHEREAS, in order to induce the Lenders to enter into Amendment No. 3 to the Credit Agreement, the Holders have agreed to allow the Company to withhold the interest payments payable under the Note in respect of the Holders’ individual interests as former stockholders of Former SAE, until such amounts are permitted to be paid under the Credit Agreement;

NOW, THEREFORE, the Holders and the Company hereby agree as follows:

1.          Waiver. Each Holder hereby waives any right to receive payments under the Note in respect of Holder’s individual interest as a former stockholder of Former SAE for so long as such payments are prohibited under the Credit Agreement. The parties hereto agree that such payments shall be accrued and paid by the Company promptly upon the termination of such prohibition on payment.

2.          Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, whether written or oral, between the parties hereto with respect to such subject matter. This Agreement may not be amended other than by a written instrument signed by each the parties hereto.

3.          Binding Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns, administrators or trustees.

4.          Governing Law. This Agreement shall be exclusively governed by the laws of the State of Delaware without giving effect to any of its rules or principles that would require the application of the laws of any other jurisdiction.

5.          Counterparts. This Agreement may be executed and delivered in counterparts (including delivery by facsimile or electronic mail), each of which shall constitute an original signature for all purposes, and all of which, taken together, shall constitute one and the same agreement.

(Remainder of Page Intentionally Left Blank.)

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IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first set forth above.

HOLDERS:

CLCH, LLC

By:	/s/ Jeff Hastings
Jeff Hastings, Manager

SEISMIC MANAGEMENT HOLDINGS INC.

By:	/s/ Brian Beatty
Brian Beatty, President

/s/ Brent Whiteley
BRENT WHITELEY

COMPANY:

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Brian Beatty, CEO and President

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